COMPLIANCE CONSULTING AGREEMENT

This Compliance Consulting Agreement (the “Agreement”) is effective January 19, 2012, between NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, a Nebraska limited liability company located at 450 Wireless Boulevard, Hauppauge, NY 11788 (“NLCS”), and NORTHERN LIGHTS ETF TRUST, a Delaware business trust, whose address is 4020 South 147th Street, Omaha, NE 68137 (the "Trust"), on behalf of each series thereof listed on the attached Appendix A, as may be amended from time to time (each a “Fund” and collectively “Funds”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company comprised of one or more Funds; and

WHEREAS, the Trust desires that NLCS perform certain compliance services and NLCS desires to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Trust and NLCS hereby agree as follows:

I.  APPOINTMENT

The Trust hereby appoints NLCS, and NLCS hereby agrees, to provide a Chief Compliance Officer (“CCO”), as described in Rule 38a-1 of the 1940 Act (“Rule 38a-1”).  In addition, to the extent provided in Appendix D, as may be amended from time to time, NLCS may provide an Anti-Money-Laundering Officer (“AMLO”) to the Trust or one or more Funds of the Trust.

II. SCOPE OF SERVICES

NLCS will provide compliance services to the Trust as set forth herein and assist the Trust in complying with the Federal Securities Laws (defined by Rule 38a-1) and meeting its responsibilities as outlined by Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).  To this end, NLCS shall designate, subject to the approval of the Board of Trustees of the Trust (“Board” or “Trustees”), a qualified person who is competent and knowledgeable regarding the Federal Securities Laws to act as the Trust’s CCO; as an initial matter, this person shall be identified in Section III below.  For avoidance of doubt, the CCO shall answer and report directly to the Board.  Further, the CCO shall meet separately at least annually with the members of the Board who are not “interested” Trustees within the meaning of the 1940 Act (“Independent Trustees”).  The Board shall make the final decisions regarding the designation of the CCO, and it shall make all decisions regarding the compensation and termination of the CCO, including by reviewing and approving the compensation of the CCO as provided by Rule 38a-1.

Phase I - Risk Management and Policies and Procedures Review

As part of the risk management and policies and procedures review to be provided to the Trust under this Agreement, NLCS will perform the services listed below.

a. Evaluation of Operational and Compliance Risks Related to Services to be Performed Under Agreement

1. Conduct interviews with certain employees throughout the business lines of the Trust that are responsible for the day-to-day operations of the Trust in relation to compliance with the Federal Securities Laws by the Trust and each investment adviser, distributor, administrator, and transfer agent of the Trust (collectively the “Service Providers”).

2. Assess from the interviews the operational risks and compliance with stated policies and procedures of the Trust and its Service Providers.

3. Review internal audit and other reports maintained by the Trust and, to the extent practicable, its Service Providers, related to compliance with the Federal Securities Laws.

4. Review any proposed written policies and procedures provided pursuant to Item b below to assess their appropriateness with respect to compliance with the Federal Securities Laws by the Trust and its Service Providers.

b. Review and/or Provide Compliance Policies and Procedures

1. NLCS shall conduct a detailed review and assessment of or, if requested, provide, the Trust's policies and procedures pertaining to compliance with the Federal Securities Laws (“Compliance Program”). NLCS’s activities will cover, among other things, as applicable, policies and procedures relating to:

· Pricing of portfolio securities and Fund shares, including but not limited to the following items within the pricing policies and procedures:

a) Monitoring for circumstances that may necessitate the use of fair value prices;

b) Establishing criteria for determining when market quotations are no longer reliable for a particular portfolio security;

c) Providing a methodology or methodologies by which the Funds determine the current fair value of the portfolio securities; and

d) Reviewing the appropriateness and accuracy of the methodology used in valuing securities, including making any necessary adjustments.

· Processing of fund shares, including but not limited to the following items:

a) Segregation of investor orders received before the Funds price their shares from those that were received after the Funds price their shares; and

b) Methodology used by the Funds to protect themselves and their shareholders against late trading.

· Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the 1940 Act.

· Protection of nonpublic information, including but not limited to:

a) Prohibitions against trading portfolio securities and/or Fund shares on the basis of material non-public information by certain persons employed by the Trust and/or its Service Providers; and

b) Disclosure to third parties of material non-public information about the Funds' portfolios, trading strategies, or pending transactions.

· Compliance with fund governance requirements, including but not limited to procedures to guard against:

a) An improperly constituted board; and

b) Failure of the Board to properly consider matters entrusted to it, including failure of the Board to request and consider information required by the 1940 Act from the Trust and its Service Providers.

· Excessive short-term trading of Fund shares, which may be harmful to the Funds, including but not limited to the following areas:

a) Consistency of policies and procedures with the Funds' disclosed policies regarding market timing;

b) Monitoring of Authorized Participant (as defined in the relevant Fund’s registration statement) trades in order to detect, when appropriate, market timing activity; and

c) Enforcement of the Funds' policies regarding market timing.

· Document retention and business continuity, including by retaining at NLCS all records relating to the services provided under this Agreement as required to be maintained under Rule 38a-1 for the time such records are required to be maintained. NLCS acknowledges such records to be the property of the Trust and available upon request.

· NLCS shall cooperate with the Trust’s independent public accountants in the performance by such accountants of their duties with respect to the Trust.

3. NLCS shall conduct a review of the policies and procedures of the Trust’s Service Providers, as they relate to the Trust’s compliance with the Federal Securities Laws and any exemptive or other regulatory relief on which the Funds rely.

Investment Adviser Review

NLCS’s review of the policies and procedures of each Fund’s investment adviser shall cover, among other things, to the extent applicable to the Trust:

a) Portfolio management processes, including allocation of investment opportunities among clients and consistency of portfolios with clients' investment objectives, disclosures by the Trust, and applicable regulatory restrictions;

b) Trading practices, including procedures by which the Trust satisfies its best execution obligation, uses client brokerage to obtain research and other services ("soft dollar arrangements"), and allocates aggregated trades among clients;

c) Proprietary trading of the Trust and personal trading activities of supervised persons;

d) The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

e) Safeguarding of client assets from conversion or inappropriate use by advisory personnel;

f) The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

g) Marketing of advisory services, including the use of solicitors;

h) Processes to value holdings and assess fees based on those valuations;

i) Safeguards for the privacy protection of client records and information, when required by the Federal Securities Laws, as applicable; and

j) Business continuity plans.

It is understood that the Chief Compliance Officer of each Fund’s investment adviser (the “Adviser CCO”) is primarily responsible for compliance by such organization with Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended, and for overseeing, with respect to the portfolios they advise, each of the foregoing items.

Distributor Review

The review of the policies and procedures of each Fund’s distributor shall cover, among other things, to the extent applicable to the Trust:

a) The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

b) The accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

c) Proprietary trading of the Trust and personal trading activities of supervised persons;

d) The Fund’s participation agreement process;

e) Payments of 12b-1 fees, as applicable;

f) Anti-money laundering policies and procedures;

g) Advertising review process, submission of materials to FINRA and the maintenance of advertising review records;

h) Business continuity plans;

i) Compliance by the Trust and Distributor with any exemptive relief on which a Fund relies, such as exemptive relief to operate as an exchange-traded fund (“ETF”), which among other things restricts sales and redemptions of shares to transactions in “Creation Units,” as defined in the relevant Fund’s prospectus.

Fund Administrator, Fund Accounting and Fund Transfer Agent Review

The review of the policies and procedures of each Fund’s administrator, fund accountant and transfer agent shall cover, among other things, to the extent applicable to the Trust:

a) The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

b) Maintenance of Fund records including Board materials and correspondence with regulators;

c) Proprietary trading of the Trust and personal trading activities of supervised persons;

d) Maintenance of Fund records;

e) Processes to ensure timely filing of Fund reports;

f) Auditors comments noted in SSAE 16 reports;

g) Anti-money laundering policies and procedures; and

h) Business continuity plans.

As part of its review, NLCS may rely on summaries, reviews or statements prepared by the chief compliance officer of a Service Provider.  Although NLCS performs a review of each Service Provider’s policies, procedures and standard business practices, NLCS cannot ensure that all necessary policies are adopted and implemented by the Trust’s Service Providers.  Rather, each Service Provider is responsible for proper developments and implementation of its own compliance policies and procedures.  NLCS, however, will report to the Board that a Service Provider’s policies and procedures are inadequate relative to the standards established in the Federal Securities Laws when such a determination is reached by NLCS.

Phase II - Amending and Drafting of Policies and Procedures

Based on the analysis performed under Phase I of the engagement, NLCS will conduct any additional research that is necessary in order to ensure that the current practices of the Trust and its Service Providers are in compliance with the Federal Securities Laws and relevant rules promulgated thereunder.  Additionally, NLCS will recommend amendments to the Services Providers’ compliance programs and provide policies and procedures for the Trust’s Compliance Program based on the activities undertaken in Phase I, including but not limited to:

1. Consistency with regulatory expectations of risk based policies and procedures;

2. Maintaining compliance with SEC regulations, under Rule 38a-1 under the 1940 Act; and

3. Consistency within the structure, organization, and format of the policies and procedures.

Any policies and procedures recommended or provided by NLCS will be based on industry best practices and regulatory pronouncements.

Upon completion of Phase II, the Trust will have a customized Compliance Program that is designed to assist the Trust in complying with Rule 38a-1 under the 1940 Act. This Compliance Program will be collected in a manual that also will describe the overall implementation of the Trust’s Compliance Program (the “Compliance Program Manual”). This Compliance Program Manual will serve as the Trust’s primary policy and procedures manual and will include summaries of the compliance policies and procedures of each of the Fund’s Service Providers.

Phase III – Ongoing Monitoring and Board Reporting

Once the Trust’s Compliance Program Manual is complete, the CCO will present it to the Board. Following the Board’s initial approval of the Compliance Program, the CCO will create any appropriate records and monitor the Trust’s Compliance Program for effectiveness, including ongoing dialogue with key compliance personnel at the Trust’s Service Providers.

The CCO will review at least annually the adequacy of the Trust’s Compliance Program and the compliance programs of the Trust’s Service Providers, and will prepare a written report to the Trust’s Board regarding the same, within sixty calendar days of the completion of the review.  This report will address the operation of the policies and procedures of the Trust and its Service Providers, including their implementation, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review, and each “Material Compliance Matter” as defined in Rule 38a-1 of the 1940 Act.

In connection with the CCO’s annual review of the adequacy of the Service Providers’ compliance programs, the CCO will conduct various on-site and off-site activities.

ON-SITE:  The on-site portion will consist primarily of reviewing the policies and procedures identified in Phase I above and their implementation, including through interviews of the relevant personnel throughout the different business lines relevant to the Trust.

Visits to Service Providers of the Trust will include:

1) On-site visit to each Fund’s administrator, fund accountant and transfer agent.

2) On-site visit to each Fund’s principal distributor.

3) On-site visits to each Fund’s investment adviser.

4) Visits to each of the foregoing Service Providers will include consultation with the Chief Compliance Officer of the respective Service Provider.

OFF-SITE:  The off-site portion of will consist of NLCS designing and documenting testing methods for the Service Providers’ compliance programs and the Trust’s Compliance Program, devoting significant time reviewing notes from its visits with the Service Providers, continuing follow-up and communication with necessary Service Provider personnel, Trust officers, legal advisors, etc., including with respect to any exceptions, and preparing any amendments and drafting new policies and procedures as may be required under Phase II.  The CCO may also be required, on behalf of the Trust, to meet with and reply to inquiries from the SEC, FINRA and other legal and regulatory authorities.

III. STAFFING AND TIMING

Under the terms of this Agreement, NLCS will provide the services of the person identified in Appendix C hereto, to be appointed by the Board as the CCO of the Trust and each Fund. In addition, NLCS will provide support staff to the CCO to assist in all aspects of his or her duties under this Agreement. The CCO will lead the engagement and will have overall supervisory responsibility for the ongoing obligations hereunder.

The timeline for this engagement, although subject to change, will be as above.

IV. PAYMENT

In consideration of the timely and satisfactory performance of the services indicated above, NLCS shall be compensated as indicated in the attached Appendix B. The payment of all fees and the reimbursement of all Out of Pocket Expenses shall be due and payable within thirty (30) days of receipt of an invoice from NLCS (the “Due Date”). Interest may accrue, at the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date.

V. INDEPENDENT CONTRACTOR

NLCS shall act as an independent contractor and not as an agent of the Trust and NLCS shall make no representation as an agent of the Trust, except that the Chief Compliance Officer shall act as an appointed officer of the Trust and shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Trust.

NLCS does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of NLCS are experts, and as such will make every reasonable effort to provide the services described in this Agreement. However, there is no guarantee that work performed by NLCS will be favorably received by any regulatory agency.

Though NLCS's work may involve analysis of accounting and financial records, at no time will work performed by NLCS be deemed to be an audit of the Trust in accordance with generally accepted auditing standards or otherwise.

VI. PROPRIETARY INFORMATION

NLCS recognizes that the Trust may be subject to the provisions of the U.S. Securities and Exchange Commission's Regulation S-P, or other privacy rules promulgated under the Gramm -Leach-Bliley Act (the "GLBA"). In carrying out its consulting duties, NLCS will acquire information of a confidential nature relating to the Trust's business activities and its clients. NLCS hereby agrees to maintain the confidentiality of the Trust’s information in accordance with GLBA and shall not use, publish, or otherwise disclose any information pertaining to the Trust, a Fund or its Service Providers.

VII. STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

1. Indemnification of NLCS. The Trust shall on behalf of each Fund, indemnify and hold NLCS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to: (i) the Trust’s refusal or failure to comply with the Federal Securities Laws or the terms of this Agreement, (ii) the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement, or (iii) all actions taken by NLCS hereunder in good faith without gross negligence, willful misconduct or reckless disregard of its duties. NLCS shall not be liable for, and shall be entitled to rely upon, and may act upon information, records and reports generated by the Trust, advice of the Trust, or of counsel for the Trust and upon statements of the Trust’s independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not in violation of applicable federal or state laws or regulations and that such action is taken by NLCS without gross negligence, bad faith, willful misconduct or in reckless disregard of its duties. The Trust shall hold NLCS harmless in regard to any liability incurred by reason of the inaccuracy of information provided by the Trust or its other Service Providers or for any action reasonably taken or omitted in good faith reliance on such information.

2. Indemnification of the Trust. NLCS shall indemnify and hold the Trust and each Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to NLCS’s refusal or failure to comply with the Federal Securities Laws or the terms of this Agreement, or which arise out of NLCS’s lack of good faith, gross negligence or willful misconduct with respect to NLCS’ performance under or in connection with this Agreement.  NLCS shall hold the Trust harmless in regard to any liability incurred by reason of the inaccuracy of information provided by NLCS or for any action reasonably taken or omitted in good faith reliance on such information.

3. Reliance. Except to the extent that NLCS may be liable pursuant to this Section VI, NLCS shall not be liable for any action taken or failure to act in good faith in reliance upon:

a) advice of the Trust or of counsel to the Trust;

b) any written instruction or certified copy of any resolution of the Board, and NLCS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by NLCS to have been validly executed;

c) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by NLCS to be genuine and to have been signed or presented by the Trust or other proper party or parties; or

d) reasonable actions taken by NLCS based on information provided by other Service Providers to the Trust.

NLCS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which NLCS reasonably believes in good faith to be genuine.

4. Errors of Others. NLCS shall not be liable to the Trust for the errors of other Service Providers to the Trust, and the Trust shall not be liable to NLCS for the errors of Service Providers that are affiliates of NLCS.

5. Limitation of Shareholder and Trustee Liability. The Trustees and the shareholders of a Fund shall not be liable for any obligations of the Trust or of the Fund under this Agreement, and NLCS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which NLCS’s rights or claims relate in settlement of such rights or claims, and not to the Trustees or the shareholders of the Funds. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Trust Instrument. The execution and delivery of this Agreement has been authorized by the Trustees and signed by the officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust as provided in its Trust Instrument.

6. In the event that NLCS is requested, pursuant to subpoena or other legal process, to provide testimony or produce its documents relating to its engagement under this Agreement, in judicial or administrative proceedings to which NLCS is known not to be a party, NLCS shall promptly notify the Trust and shall be reimbursed by the Trust at the then current standard billing rates for NLCS's professional time and expenses, including reasonable attorneys fees incurred responding to such request.

Notwithstanding the indemnification provisions above, to the extent that the CCO incurs any liability in connection with the performance of this Agreement, he or she shall be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein and the deductible shall be covered by the Trust.

VIII. CONDITIONS PRECEDENT

The following conditions must be met within a reasonable amount of time following the execution of this Agreement:

1. The investment adviser for each Fund of the Trust will officially appoint a Chief Compliance Officer pursuant to Rule 206(4)-7 under the Investment Advisers Act of 1940 ("Advisers Act"), to fulfill all required duties thereunder.

2. NLCS shall obtain Errors and Omissions Insurance coverage with respect to its services.

IX. REPRESENTATIONS AND WARRANTIES

1. NLCS represents and warrants that:

a) It is under no obligation to any other entity that in any way is in conflict with this Agreement and that it is free to enter into this Agreement;

b) It is a limited liability company duly organized and in good standing under the laws of the State of Nebraska;

c) It is duly qualified to carry on its business in the State of Nebraska;

d) It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

e) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

f) It has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the CCO in the performance of his duties and obligations under this Agreement;

g) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of NLCS, enforceable against NLCS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

h) It shall make available a person who is competent and knowledgeable regarding the Federal Securities Laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Trust, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Funds;

i) It shall compensate the CCO fairly, subject to the Board’s right under any applicable regulations (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO.  In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the Federal Securities Laws by the Trust or a Service Provider;

j) It shall report to the Board promptly if it learns of CCO malfeasance or in the event the CCO is terminated as a CCO, as the case may be, by another fund company or if the CCO is terminated by NLCS; and

k) It shall report to the Board if at any time the CCO, as the case may be, is/are subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

1. The Trust  represents and warrants that:

a) It is a statutory trust duly organized and in good standing under the laws of the State of Delaware;

b) It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

c) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

d) It is an open-end management investment company registered under the 1940 Act;

e) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

f) A registration statement under the Securities Act and the 1940 Act is, or will be, effective and will remain effective with respect to the Funds;

g)The CCO shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”); and

h)The CCO is a named officer in the Trust’s corporate resolutions and, though not specifically named in the Trust’s organizational documents, subject to their provisions regarding indemnification of its officers.

X. EFFECTIVE DATE, TERM AND TERMINATION

a. Effective Date and Term. This Agreement shall become effective on the date first above written and shall continue for a period of one (1) year (the “Initial Term”). This Agreement shall automatically continue for successive one year periods (a “Renewal Term”) subject to approval of the Board, including approval by a majority of the Independent Trustees.

b. Termination. This Agreement may be terminated after the end of the Initial Term (or Renewal Term) by either party by providing at least ninety (90) days written notice prior to the commencement of a Renewal Term. Otherwise, this Agreement may not be terminated by either party absent a material breach. Upon written notice of a material breach, a party shall have 30 days to remedy a material breach. Compensation due NLCS and unpaid by the Trust upon such termination shall be due on the date of termination or after the date that the provision of services ceases, whichever is later. In the event of termination, NLCS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trust and its shareholders.

c. Reimbursement of NLCS’s Expenses. If this Agreement is terminated with respect to a Fund or Funds, NLCS shall be entitled to collect from the Trust the amount of all of NLCS’s reasonable labor charges and cash disbursements for services in connection with NLCS’s activities in effecting such termination, including without limitation, the labor costs and expenses associated with delivery of any compliance records of each such Fund from its computer systems, and the delivery to the Trust and/or its designees of related records, instruments and documents, or any copies thereof. In the event of termination, NLCS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trust.

XI. EXCEPTIONS RESULTING FROM BOARD ACTION UNDER RULE 38a-1

a. Termination. The Board retains the right and authority to remove the CCO designed by NLCS at any time, with or without cause, without payment of any penalty.  If the Board dismisses the CCO, this Agreement will either end immediately or, at the discretion of both parties, NLCS may present an alternative CCO candidate for Board consideration and approval to continue the services set forth in this Agreement.

b. Prevention of Termination. If NLCS wishes to dismiss the CCO under the terms of NLCS’s arrangement with such person, NLCS will present its plan of action to the Board prior to taking such action. Under such circumstances NLCS may, at the Board’s discretion, offer to present a  candidate to the Board that would work through NLCS. If the Board approves the candidate as the new CCO, the contract would continue as amended to so reflect. If, the Board chooses to engage its own CCO as a result of NLCS dismissing the CCO under this Agreement, the contract with NLCS would end, and the Trust would pay NLCS pro rated fees and Out of Pocket Expenses accrued to that point in time.

c. Change in Compensation. If the Board decides to increase the CCO’s compensation or provide a bonus to the CCO, then the fees paid to NLCS by the Trust may increase for amounts deemed by the Board to be due to the CCO above the amounts due to NLCS under this Agreement.

d. Resignation by Chief Compliance Officer. If the Chief Compliance Officer voluntarily resigns, at the discretion of both parties, NLCS may present an alternative Chief Compliance Officer for Board consideration and approval to continue Chief Compliance Officer duties under this Agreement. If the Board chooses to end its relationship with NLCS as a result of such voluntary resignation by the Chief Compliance Officer, the contract with NLCS would end, and the Trust would pay NLCS only for fees and Out of Pocket Expenses accrued up to the point in time when the Board’s new Chief Compliance Officer officially assumes responsibility. NLCS will make every effort to assist the Board in a smooth transition during this period.

XII. MISCELLANEOUS

a. Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

b. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

c. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

d. Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

e. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

f. Force Majeure. Neither party shall be liable to the other for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

g. Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

h. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, to each party at the address set forth below or at such new address designated by such party by notice given.

To the Trust:	To NLCS:
Andrew Rogers	Michael J. Wagner
President	President
Northern Lights ETF Trust	Northern Lights Compliance Services, LLC
4020 South 147th Street	450 Wireless Boulevard
Omaha, NE 68137	Hauppauge, NY 11788
631-470-2604
Michael.Wagner@NLCompliance.com

i. Survival. Section VI shall survive termination of this Agreement.

j. Assignment. This Agreement shall not be assignable by either NLCS or the Trust, except by the specific written consent of the other party.  All terms and provisions of this Agreement shall be enforceable by permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

NORTHERN LIGHTS ETF TRUST /s/Andrew Rogers	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC /s/Michael J. Wagner
Andrew Rogers	Michael J. Wagner
President	President

Date: February 10, 2012	Date: February 10, 2012

APPENDIX A

Fund	Effective Date
Arrow Dow Jones Global Yield ETF	1/19/2012

APPENDIX B

Fee Schedule

1) Development of Procedures. A one-time fee per Fund will be billed for developing/updating the Compliance Program Manual for the Trust.   An additional one-time fee will be billed for each sub-adviser to a Fund.

plus

2) Base Fee –  Trust Chief Compliance Officer Services.

Base Fee

Net assets of Fund at beginning of quarter

Annual Fee

$0-$50 million

$

$50 million-$100 million

$

$100 million-$250 million

$

$250 million-$500 million

$

$500 million to $1 billion

$

Over $1 billion

$

Over $2 billion

Negotiable

The Annual Fee under this Agreement will be billed to each Fund set forth on Appendix A on a calendar quarterly basis, in advance. The invoices shall be due and payable by the Fund within thirty (30) days of receipt of an invoice from NLCS.  Each NLCS invoice shall include the amount due and a brief description of the services rendered.

An additional fee per year will be charged to each Fund involving complex securities or other higher risk compliance issues, as determined by NLCS in its sole discretion.

On the annual anniversary date of each Fund being added to this Agreement, such Fund’s fees enumerated above may be increased by the change in the Consumer Price Index for the Northeast region (“CPI”) for the twelve-month period ending with the month preceding such annual anniversary date.  Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years.

Pricing Discounts and Adjustments

NLCS shall offer pricing discounts for multiple Funds advised by the same investment adviser (a “Fund Family”).  The Annual Fee shall be charged on the largest fund in a Fund Family.  A 50% discount from the Annual Fee will be given to the second and third largest Fund and a 75% discount off the Annual Fee will be given to any additional Funds.   Total fees for a Fund Family shall be calculated using the above method and then allocated to each Fund based on the relative net assets of each Fund compared to total Fund Family assets, subject to a $3,375.00 minimum fee per Fund.  Sub-Advised Funds are not eligible to participate in Fund Family pricing discounts.   A single fund (not part of a Fund Family) with multiple advisers/sub-advisers shall be charged an additional annual fee of $2,500 per additional adviser/sub-adviser.

plus

3) Out of Pocket Expenses.

Reasonable expenses incurred in connection with Trust business, including, but not limited to, travel and meals, visits to Trust Service Providers, telephone calls, photocopying, binding and shipping of compliance materials, will be billed to the Trust on a monthly basis. The Trust agrees to reimburse NLCS for all Out of Pocket Expenses incurred by NLCS in connection with the services provided to the Trust pursuant to this Agreement. Where the Trust’s Chief Compliance Officer makes a single visit to Service Providers for purposes not only of the Trust, but also for other NLCS clients that employ the same Service Providers, the travel costs will be divided among the Trust and such clients equally.  An invoice detailing these Out of Pocket Expenses, including any Fund specific expenses, will be submitted to the Trust at the end of each month, and will be payable by the Trust within thirty (30) days of receipt of an invoice from NLCS.  Fund specific  Out  of  Pocket  Expenses,  such  as  those  incurred  from  visits  to  investment advisers for specific Funds, will be allocated by the Trust to the respective Fund.

plus, if applicable,

4) AMLO Expenses Subject to Appendix D.

An Annual Fee will be billed to each Fund set forth on Appendix D on a calendar quarterly basis, in advance. The invoices shall be due and payable by the Fund within thirty (30) days of receipt of an invoice from NLCS.  Each NLCS invoice shall include the amount due and a brief description of the services rendered.

The undersigned investment adviser hereby acknowledges and agrees to the terms of this Consulting Agreement.

Arrow Investment Advisors, LLC

2943 Olney-Sandy Springs Road, Suite A

Olney, Maryland 20832

By:

/s/Joseph Barraro

Name:  Joseph Barrato

Title: CEO

APPENDIX C

Michael J. Wagner

450 Wireless Blvd.

Hauppauge, NY 11788

631-470-2604 or mikew@NLcompliance.net

Northern Lights Compliance Services, LLC – Hauppauge, NY

President April 2006- current

Senior Vice President August 2004-March 2006

•

Created to assist fund companies meet rule 38a-1 requirements

•

Review and prepare compliance manuals for multiple fund families

•

Attend Board meetings and present materials

•

Coordinate the services of multiple CCOs

NorthStar Financial Services Group Gemini Fund Services, LLC – Hauppauge, NY

President April 2004- March 2006

Chief Operating Officer January 2003- March 2006

•

President, Treasurer and other officer of multiple fund families

•

Attend Board meetings and present materials

•

Created subsidiary company, GemCom, LLC, to provide printing and edgarization services

•

Created subsidiary company, Fund Compliance Services, LLC, to provide CCO and compliance services

•

Responsible for all operating departments including fund accounting, financial and legal administration and transfer agency, supervising approximately 60 professionals

•

Automate portfolio compliance for mutual funds

•

Oversee fund compliance with domestic and international regulatory requirements

•

Implement FundStation.net performance system

•

Coordinate annual audits with independent accountants

•

Supervise launch of multiple fund families

•

Project manager responsible for implementing and overseeing all aspects of fund mergers, acquisitions and consolidations

•

Prepare and review financial statements and board books

•

Member of Securities Valuation Committee for multiple fund families

•

Prepare and present client presentations

GemCom, LLC – Hauppauge, NY

Vice President July 2004 – Current

•

Provide Edgar services for regulatory filings

•

Prepare and print financial statements and marketing documents

Orbitex Fund Services (predecessor to Gemini Fund Services)

Director of Operations September 1999- June 2001

Senior Vice President- Fund Accounting July 2001-December 2002

•

Direct implementation of new fund accounting system

•

Coordinate relocation of transfer agency function to Omaha

•

Responsible for client relationship management

•

Manage staff of 20+ plus

•

Orchestrate conversion of mutual funds to Invest One accounting system

•

Y2K project leader for accounting department and design disaster recovery plan

•

Coordinate annual audits with independent accountants

•

Develop and present training seminars for mutual funds

American Data Services (predecessor to Orbitex Fund Services)

Director of Operations

November 1987 – August 1999

•

Prepare financial statements and quarterly board reports

•

Coordinate development of proprietary fund accounting and transfer agency systems

•

Responsible for fund accounting, administration and transfer agency operations

•

Prepared or reviewed all dividend calculations

•

Prepared or reviewed all income and excise tax returns

•

Resolved issues relating to foreign tax reclaims and class action proceeds

•

Responsible for client relationships

Ernst & Young - New York, NY

Senior Audit Manager

Audit Manager

Audit Supervisor

Audit Senior Accountant Audit Staff Accountant October 1972- October 1987

•

Responsible for the audits of many mutual funds, including The Dreyfus Funds

•

Preparation of financial statements and tax returns for mutual fund clients

•

Responsible for audits of other investment vehicles such as closed end funds and UITs

•

Supervised audits and special projects with staffs as large 250

•

Responsible for numerous “high profile” client audits and special projects, including reviews of systems of internal control

Computer Knowledge

Microsoft Word, PowerPoint & Excel, PAM, Envision, PAIRS

Education

St. John’s University

Bachelor of Science Degree - May 1972

Graduated Cum Laude

Major:   Accounting

Achievements

Certified Public Accountant in State of New York 1975

Other

Officer in the United States Army 1972-1978

Member of the American Institute of Certified Public Accountant

Member of the New York State Society of Public Accountants (through 2003)

APPENDIX D

Anti-Money Laundering Officer Services

WHEREAS, the Trust or those Funds identified at the end of this Appendix D, as amended from time to time, would like to appoint NLCS to provide an Anti-Money Laundering Officer (“AMLO”) on the terms and conditions set forth below; and

WHEREAS, NLCS would like to provide an AMLO on such terms and conditions,

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained in the body of this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, NLCS and the Trust, on behalf of the Funds listed below, hereby agree as follows:

The AMLO shall be a qualified person, who is competent and knowledgeable regarding the anti-money laundering (“AML”) rules and regulations applicable to registered investment companies, to act as the Trust’s AMLO.

With respect to AML compliance, NLCS through the person designated AMLO shall have overall responsibility for administering and overseeing compliance with the Trust’s AML program.  Among other things, the AMLO shall:

a) Review the adequacy of the Trust’s AML Program and the effectiveness of  its implementation and, as necessary, make recommendations regarding updating the Trust’s AML Program to accommodate changes in regulatory requirements and the Trust’s business;

b) Perform testing of certain control procedures, including collecting and organizing relevant data and reviewing reports, investigating exceptions, and making inquiries of Trust personnel and relevant Service Providers;

c) Monitor and review AML responsibilities that have been delegated to Service Providers;

d) Conduct on-site visits of appropriate Service Providers as necessary; and

e) Report to the Board.

Notwithstanding the indemnification provisions of the Agreement, to the extent that the AMLO incurs any liability in connection with the performance of this Agreement, he or she shall be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein and the deductible shall be covered by the Trust.

NLCS represents and warrants that:

a) It has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the AMLO in the performance of their duties and obligations under this Agreement;

b) It shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as an AMLO and who will, in the exercise of his or her duties to the Trust, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Funds;

c) It shall compensate the AMLO fairly, subject to the Board’s right under any applicable regulations (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the AMLO.  In addition, it shall not retaliate against the AMLO should the AMLO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Trust or a Service Provider;

d) It shall report to the Board promptly if it learns of AMLO malfeasance or in the event the AMLO is terminated as an AMLO, as the case may be, by another fund company or if the AMLO is terminated by NLCS; and

e) It shall report to the Board if at any time the AMLO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

The Trust represents and warrants that:

a) The AMLO shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”); and

b) The AMLO is a named officer in the Trust’s corporate resolutions and, though not specifically named in the Trust’s organizational documents, subject to their provisions regarding indemnification of its officers.

The Board retains the right and authority to remove the AMLO designated by NLCS at any time, with or without cause, without payment of any penalty.  If the Board dismisses the AMLO, NLCS may present alternative AMLO candidate(s) for Board consideration and approval to continue the services set forth in this Appendix D.

If NLCS wishes to dismiss the AMLO under the terms of NLCS’s arrangement with such person, or if such person resigns from NLCS, NLCS will present its plan of action to the Board prior to taking such action. Under such circumstances NLCS may, at the Board’s discretion, offer to present a  candidate to the Board that would work through NLCS. If the Board approves the candidate as the new AMLO, the contract would continue as amended to so reflect.

Fund	Effective Date
Arrow Dow Jones Global Yield ETF	03/14/2012